Exhibit 99.1 For Immediate Release

Contacts:	Shaun A. Burke, President & CEO	NASDAQ:GFED
	Guaranty Bank	www.gbankmo.com
1341 W. Battlefield
Springfield, MO 65807
417-520-4333

GUARANTY FEDERAL BANCSHARES, INC. ANNOUNCES
PRELIMINARY THIRD QUARTER 2011 FINANCIAL RESULTS

SPRINGFIELD, MO – (October 18, 2011) – Guaranty Federal Bancshares, Inc.,(NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank, today announces the following results for its third quarter ended September 30, 2011.

Third Quarter 2011 Financial Highlights

•	Earnings per share for the quarter increased $.16 compared to the second quarter ended June 30, 2011 and increased $.26 compared to the third quarter in 2010.
•	Net income increased $427,000 for the quarter compared to the second quarter ended June 30, 2011 and increased $694,000 compared to the third quarter in 2010.
•	Net interest margin improved 21 basis points to 3.38% for the quarter as compared to the second quarter of 2011 and increased 91 basis points compared to the third quarter in 2010.
•	Efficiency ratio improved to 61.39% for the quarter as compared to 67.38% for the second quarter of 2011 and compared to 71.56% during the third quarter of 2010.
•	Transaction deposit accounts have increased $30.3 million, or 10%, since December 31, 2010.
•	Book value per common share was $14.24 as of September 30, 2011, an increase of $.73 as compared to December 31, 2010.

The Company announces that net income for the third quarter ended September 30, 2011 was $1,216,000 as compared to $522,000 for the third quarter ended September 30, 2010.  After preferred dividends, diluted earnings per share was $.35, an increase from the $.09 per diluted share earned during the third quarter ended September 30, 2010.  This was also an increase from the $.19 per diluted share the Company earned during the second quarter ended June 30, 2011.

There are a few key issues that contributed to the third quarter financial performance:
•
Net interest income - Net interest income and margin improvement has been a significant focus for the Company.  Improvement in net interest income of $1.1 million over the prior year quarter positively impacted earnings during the third quarter.  The Company continues to reduce its cost of funding on various deposits and other borrowings.  Significant interest cost savings has been realized with the continued repricing of premium money market accounts, new and renewing retail certificates of deposit, as well as subordinated debentures.  The Company also paid off $25 million of FHLB advances in the third quarter that will reduce interest costs even further in future quarters.  On the asset side, the Company continues to closely manage loan pricing by increasing yield on renewing credits (including increasing existing interest rate floors) and focusing on the reduction of nonperforming assets.

•
Provision for loan losses – Based on its internal analysis and methodology, the Company recorded a provision for loan loss expense of $900,000 during the quarter compared to $850,000 for the prior year quarter. The Company will continue to make future provisions to its allowance for loan losses based on its methodology and both economic and regulatory conditions.  The allowance for loan losses as of September 30, 2011 was 2.73% of gross loans outstanding (excluding mortgage loans held for sale) compared to 2.54% as of December 31, 2010.

•
Non-interest income – Non-interest income declined $166,000 due to a few significant factors.  First, the Company recognized a loss on foreclosed assets of $83,000 during the period compared to a loss of $33,000 in the prior year quarter as the Company continues to experience declines in real estate values on specific foreclosed properties held for sale.  Secondly, gains on sales of loans in the secondary market declined $102,000 for the period compared to the prior year quarter.  Also, the Company continues to experience a reduction in service charge income (declining $47,000 compared to the prior year quarter), specifically in overdraft charges which is partially due to amendments of Regulation E adopted in the third quarter of the prior year.  Offsetting these declines was an increase in gains on sales of investment securities during the period of $41,000.

•	Non-interest expense – Non-interest expenses have been closely managed and increased only $57,000 during the period compared to the prior year quarter.

About Guaranty Federal Bancshares, Inc.
Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services.  The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has nine full-service branches in Greene and Christian Counties and Loan Production Offices in Taney, Wright, Webster and Howell Counties.  In addition, Guaranty Bank is a member of the TransFund ATM network which provides its customers surcharge free access to over 100 area ATMs and over 1,600 ATMs nationwide.  For more information visit the Guaranty Bank website: www.gbankmo.com.

The discussion set forth above may contain forward-looking comments.  Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release.  When used in this release, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Such statements are subject to risks and uncertainties.  Actual results of the Company’s operations could materially differ from those forward-looking comments.  The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; fluctuation in inflation; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.

Financial Highlights:
	Quarter ended		Nine Months ended
Operating Data:	30-Sep-11	30-Sep-10	30-Sep-11	30-Sep-10
	(Dollar amounts are in thousands, except per share data)

Total interest income	$7,729	$7,846	$22,901	$24,340
Total interest expense	2,398	3,660	7,625	11,622
Net interest income	5,331	4,186	15,276	12,718
Provision for loan losses	900	850	2,800	2,750
Net interest income after provision for loan losses	4,431	3,336	12,476	9,968
Noninterest income	996	1,162	2,469	3,379
Noninterest expense	3,884	3,827	11,955	11,462

Income before income taxes	1,543	671	2,990	1,885
Provision for income taxes	327	149	462	395

Net income	$1,216	$522	$2,528	$1,490
Preferred stock dividends and discount accretion	281	281	844	844
Net income available to common shareholders	$935	$241	$1,684	$646

Basic income per common share	$0.35	$0.09	$0.63	$0.24
Diluted income per common share	$0.35	$0.09	$0.63	$0.24

Annualized return on average assets	0.71%	0.29%	0.50%	0.28%
Annualized return on average equity	8.86%	3.86%	6.27%	3.76%
Net interest margin	3.38%	2.47%	3.21%	2.50%
Efficiency ratio	61.39%	71.56%	67.37%	71.21%

	As of	As of
Financial Condition Data:	30-Sep-11	31-Dec-10

Cash and cash equivalents	$46,943	$14,145
Investments and interest bearing deposits	88,328	109,891
Loans, net of allowance for loan losses 9/30/2011 - $13,557; 12/31/2010 - $13,083	485,666	504,665
Other assets	51,740	53,967
Total assets	$672,677	$682,668

Deposits	$492,663	$480,694
FHLB advances	68,050	93,050
Subordinated debentures	15,465	15,465
Securities sold under agreements to repurchase	39,750	39,750
Other liabilities	2,211	1,668
Total liabilities	618,139	630,627
Stockholders' equity	54,538	52,041
Total liabilities and stockholders' equity	$672,677	$682,668

Equity to assets ratio	8.11%	7.62%
Book value per common share	$14.24	$13.51
Non performing assets	$32,916	$33,552